Prospectus Supplement No. 13	Filed Pursuant to Rule 424(b)(3)
(to Prospectus dated May 22, 2024)	Registration No. 333-278460
QT IMAGING HOLDINGS, INC.
Up to 43,795,000 Shares of Common Stock
Up to 17,711,129 shares of Common Stock by the Selling Securityholders
889,364 Warrants to Purchase Shares of Common Stock

This prospectus supplement (this “Supplement No. 13”) updates and supplements the prospectus dated May 22, 2024 (as further supplemented, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-278460). This prospectus supplement is being filed to update and supplement the information in the Prospectus related to information contained in the following reports of the Company:
•The Company’s Current Report on Form 8-K as filed with the U.S. Securities and Exchange Commission (the “SEC”) on January 28, 2025, which is attached hereto.

This Supplement No. 13 updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This Supplement No. 13 should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this Supplement No. 13, you should rely on the information in this Supplement No. 13.

Our common stock is currently listed on The Nasdaq Stock Market LLC (“Nasdaq”), however Nasdaq has commenced delisting proceedings in respect of our common stock, as previously reported in the Company's Current Report on form 8-K filed with the SEC on January 28, 2025, and has suspended trading pending the completion of such proceedings. As a result, effective January 28, 2025, the Company’s common stock is trading in the over-the-counter market under the symbol “QTIH”.

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties that are described under the heading “Risk Factors” beginning on page 17 of the Prospectus and in any applicable prospectus supplement.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or this Supplement No. 13 or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is January 28, 2025.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________________________
FORM 8-K
_________________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

January 24, 2025
Date of Report (Date of earliest event reported)
________________________________________________________
QT Imaging Holdings, Inc.
(Exact name of Registrant as Specified in Charter)
________________________________________________________

Delaware	001-40839	86-1728920
(State or Other Jurisdiction of	(Commission	(IRS Employer
Incorporation or Organization)	File Number)	Identification Number)

3 Hamilton Landing, Suite 160
Novato, CA 94949
(Address of principal executive offices, including Zip Code)
(650) 276-7040
(Registrant's telephone number, including area code)
________________________________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common stock, $0.0001 par value	QTI[1]	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐1
1As set forth in this Current Report, QT Imaging Holdings, Inc. (the “Company”) has received written notice from The Nasdaq Stock Market LLC (“Nasdaq”) the that it has commenced proceedings to delist the Company’s common (ticker symbol: QTI) from Nasdaq, and suspended trading in the Company’s common stock pending the completion of such proceedings. As a result, effective January 28, 2025, the Company’s common stock is trading in the over‑the-counter market under the symbol “QTIH”.

Item 3.01     Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously announced in a Current Report filed with the Securities and Exchange Commission (the “SEC”) on May 10, 2024, the Company received a written notice from the Listing Qualifications Department (the “Staff”) of Nasdaq notifying the Company that, for the 30 consecutive business days prior to May 6, 2024, the Company’s Market Value of Listed Securities (“MVLS”) was below the minimum of $50 million required for continued listing on The Nasdaq Global Market pursuant to Nasdaq Listing Rule 5450(b)(2)(A) (the “MVLS Requirement”).

Furthermore, as previously announced in a Current Report filed with the SEC on June 17, 2024, the Staff notified the Company that the minimum bid price of the Company’s common stock had been below $1.00 per share for 30 consecutive business days, and, as a result, did not comply with Listing Rule 5450(a)(1) of the Nasdaq Listed Company Manual (the “Price Rule”). In accordance with Listing Rule 5810(c)(3)(A), the Company was provided with 180 calendar days, or until December 16, 2024, to regain compliance with the Price Rule.

In addition, as previously announced in a Current Report filed with the SEC on September 10, 2024, the Staff notified the Company that, for the prior 31 consecutive business days, the Company’s Market Value of Publicly Held Securities (“MVPHS”) was below the minimum of $15 million required for continued listing on The Nasdaq Global Market pursuant to Nasdaq Listing Rule 5450(b)(2)(c) (the “MVPHS Requirement”).

Subsequently, and as previously announced in a Current Report filed with the SEC on November 12, 2024, the Staff notified the Company on November 6, 2024 that it had determined to commence proceedings to delist the common stock from Nasdaq due to its determination that the Company’s common stock is no longer suitable for listing because the Company’s market value of is listed securities fell below the minimum $50 million required for continued listing as set forth in MVLS Requirement, and the Company was unable to regain compliance with the MVLS Requirement by November 4, 2024. The Company proceeded to initiate an appeal (the “Appeal”) of the Staff’s determination to commence delisting of the common stock from Nasdaq, requesting that the matter be submitted to a Hearings Panel (the “Panel”) per the procedures set forth in the Nasdaq Listing Rule 5800 Series, staying the suspension of the Company’s securities and the filing of a Form 25-NSE by the Staff pending the Panel’s decision.

While the Appeal was pending, as previously announced in a Current Report filed with the SEC on December 20, 2024, on December 17, 2024, the Staff formally notified the Company that it was unable to regain compliance with the Price Rule during the provided 180-day compliance window, which the Staff stated it considers an additional basis for delisting the Company’s common stock from Nasdaq and which was to be considered in the Panel’s rendering of a decision on the Appeal.

On January 7, 2025, the Panel held a hearing on the Appeal of the Staff’s November 6, 2024 and December 17, 2024 decisions to commence proceedings to delist the common stock of the Company. On January 24, 2025, the Company received further notice that the Panel had denied the Appeal and that the Company’s common stock will be delisted from trading on Nasdaq based on the failure to comply with the MVLS Requirement and the Price Rule. Accordingly, the Company’s common stock was suspended from trading on Nasdaq effective with the open of trading on January 28, 2025. The Company’s common stock will be delisted 10 calendar days from the date that Nasdaq files the Form 25, Notification of Removal from Listing and/or Registration, with the SEC. Commencing on January28, 2025, the Company’s common stock will continue to be traded on the over-the-counter market under the ticker “QTIH”. The Company intends to apply to have its Company’s common stock listed on either the OTC Markets’ OTCQX or OTCQB market tier, and if in the future, it is able to qualify to list on Nasdaq under the Nasdaq’s initial listing standards, the Company intends to apply for listing on Nasdaq.

The Company does not expect the Panel’s determination to have any impact on its day-to-day operations.

Cautionary Note Regarding Forward-Looking Statements

This Current Report contains forward-looking statements within the meaning of U.S. federal securities laws. Such forward-looking statements include, but are not limited to, statements regarding the Company’s listing and trading of its common stock on Nasdaq or the over-the-counter market, and the Company’s expectations, hopes, beliefs, intentions, plans, prospects or strategies regarding the future revenue and the business plans of the Company’s management team. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. In addition, any statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,”

“would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The forward‑looking statements contained in this Current Report are based on certain assumptions and analyses made by the management of the Company considering their respective experience and perception of historical trends, current conditions, and expected future developments and their potential effects on the Company as well as other factors they believe are appropriate in the circumstances. There can be no assurance that future developments affecting the Company will be those anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the parties), or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including whether the Company will be able to comply with the initial listing standards of another national securities exchange or the over-the-counter market, the ability of the Company to service or otherwise pay its debt obligations, including to holders of the Company’s convertible notes, the mix of services utilized by the Company’s customers and such customers’ needs for these services, market acceptance of new service offerings, the ability of the Company to expand what it does for existing customers as well as to add new customers, that the Company will have sufficient capital to operate as anticipated, and the demand for the Company’s products, global supply chains and economic activity in general. Should one or more of these risks or uncertainties materialize or should any of the assumptions being made prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. The Company undertakes no obligation to update or revise any forward-looking statements, whether because of new information, future events, or otherwise, except as may be required under applicable securities laws.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	January 28, 2025	QT Imaging Holdings, Inc.
		By:	/s/ Raluca Dinu
		Name:	Raluca Dinu
		Title:	Chief Executive Officer